Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of American Oncology Network, Inc. of our report dated April 27, 2023, except for the effects of the reverse recapitalization as disclosed in Note 2, as to which the date is November 17, 2023, relating to the financial statements of American Oncology Network, Inc., which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Nashville, Tennessee
November 17, 2023